EXHIBIT 3.2

NATIVE AMERICAN ENERGY GROUP, INC.

Certificate of Amendment
to
Certificate of Designations
Series B Callable Preferred Stock

(Pursuant to Section 151 of the
General Corporation Law of the State of Delaware)

The undersigned, Joseph G. D’Arrigo, President and Chief Executive Officer of Native American Energy Group, Inc., a Delaware corporation (hereinafter called the “Corporation”), DOES HEREBY CERTIFY that:

FIRST: The name of the corporation is Native American Energy Group, Inc.

SECOND: As of the date hereof, no shares of Series B Callable Preferred Stock of the Corporation (the “Series B Preferred”) have been issued;

THIRD: The original designation of the series to be amended is the “Series B Callable Preferred Stock”.  The Certificate of Designations of the Series B Preferred was filed with the Secretary of State of the State of Delaware on May 9, 2012;

FOURTH: The new designation of the series to be amended is the “Series B Nonvoting Convertible Preferred Stock”.

FIFTH: On June 18, 2013, the Board of Directors of the Corporation duly adopted resolutions approving the filing of this Amendment with the Delaware Secretary of State and changing certain provisions of such Certificate of Designations as follows:

RESOLVED, that the Certificate of Designations of the Series B Callable Preferred Stock filed with the Secretary of State of the State of Delaware on May 9, 2012 shall be amended and restated in its entirety as having the following powers, designations, preferences and relative participating, optional and other rights, and the following qualifications, limitations and restrictions:

1. Designation; Number of Shares; Par Value.  The shares of such series will be designated as “Series B Nonvoting Convertible Preferred Stock” (the “Series B Preferred”). The number of shares of Series B Preferred will be limited to 566,000.

2. Rank.

The Series B Preferred will rank, with respect to rights on Liquidation (as defined below), (a) junior to the Series A Convertible Preferred Stock, par value $0.0001 per share, and each other class of capital stock or series of Preferred Stock established after the date of this Certificate of Designations that does not expressly provide that such series will rank junior to or on parity with the Series B Preferred as to rights on Liquidation (collectively referred to as “Senior Securities”), and (b) on a parity with the common stock, par value $0.001 per share, of the Corporation (the “Common Stock”), and each other class of capital stock or series of Preferred Stock established after the date of this Certificate of Designations that expressly provides that such series will rank on a parity with the Series B Preferred as to rights on Liquidation (collectively referred to as “Parity Securities”).

“Liquidation” means the occurrence of any one of the following events: (A) any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (other than a liquidation, dissolution or winding up effected for the purpose of reincorporating the Corporation in another jurisdiction wherein the rights of the Series B Preferred are not adversely affected) or (B) at the election of the holders of a majority of the shares of Series B Preferred then outstanding, (i) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation (other than a transfer by pledge or mortgage to a bona fide lender) or (ii) the merger or consolidation of the Corporation with or into any other entity, or the consummation of any other transaction or series of related transactions by the stockholders of the Corporation, that results in the stockholders of the Corporation immediately prior to such merger, consolidation, transaction or series of related transactions owning less than a majority of the voting securities of the Corporation (or the surviving entity in any such merger or consolidation) immediately following such merger, consolidation, transaction or series of related transactions.

3. Dividends.

The holders of the Series B Preferred shall be entitled to receive out of any fund or assets legally available therefor, when and if declared by the Board of Directors, dividends, on an as-converted basis, paid with respect to the Common Stock; provided, however, that no dividend on the Series B Preferred will be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of Senior Securities or any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under the Delaware General Corporation Law (the “DGCL”) or other applicable law.

4. Liquidation Preference.  In the event of the occurrence of a Liquidation, the Series B Preferred shall participate ratably, on an as-converted basis, in any distributions made to the Common Stock.

5. Conversion Rights.  Subject to the holder furnishing such information and executing such other instruments as may reasonably be required by the Corporation or its transfer agent in connection therewith, each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into one fully paid and non-assessable share of Common Stock.  If the Corporation in any manner subdivides or combines the outstanding shares of Common Stock, the outstanding shares of the Series B Preferred will be subdivided or combined in the same manner.  The Corporation shall not subdivide or combine the outstanding shares of the Series B Preferred unless a subdivision or combination is made in the same manner with respect to the Common Stock.

6. No Call or Redemption Rights.  The Series B Preferred shall not be callable by the Corporation and shall not be redeemable by the Corporation at the option of any holder.

7. No Voting Rights.  Except as set forth herein, or as otherwise provided by law, holders of Series B Preferred shall have no voting rights and their consent shall not be required for taking any corporate action.

8. Notices.  All notices, demands and other communications hereunder must be in writing and will be deemed to have been duly given if delivered by hand or when sent by facsimile transmission (with receipt confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed (a) in the case of a holder of the Series B Preferred, to such holder’s address of record and (b) in the case of the Corporation, to the Corporation’s principal executive offices to the attention of the Corporation’s Secretary.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this 18th day of June, 2013.

/s/ Joseph G. D’Arrigo
Joseph G. D’Arrigo
Native American Energy Group, Inc.